EXHIBIT d.2

                    FIRST AMENDMENT TO AMENDED AND RESTATED
                         INVESTMENT ADVISORY AGREEMENT


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                                 FIRST AMENDMENT
                                 ---------------
                            TO AMENDED AND RESTATED
                            -----------------------
                          INVESTMENT ADVISORY AGREEMENT
                          -----------------------------

         THIS AMENDMENT made as of the 3rd day of March, 2005 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002 (the "Agreement") by and between Phoenix Institutional Mutual Funds (formerly known as Phoenix Duff & Phelps Institutional Mutual Funds), a Delaware statutory trust (the "Trust") and Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser") as follows:

1. Any and all references to the name of the Trust as Phoenix Duff & Phelps Institutional Mutual Funds shall hereafter refer to the Phoenix Institutional Mutual Funds.

2. Any and all reference to the state of domicile for Phoenix Investment Counsel, Inc shall hereafter refer to the state of Massachusetts.

3. On or about April 30, 2004 Phoenix Duff & Phelps Institutional Growth Stock Portfolio was liquidated.

4. The name of the series Phoenix Duff & Phelps Managed Bond Portfolio has been changed to Phoenix Institutional Bond Fund.

5. The Phoenix Low Duration Core Plus Bond Fund (previously known as Phoenix Institutional Multi-Sector Short Term Bond Fund) will become a series of the Trust.

6. Schedule A to the Agreement is hereby deleted in its entirety and Schedule A attached hereto substituted in its place.

7. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

8. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

                                   PHOENIX INVESTMENT COUNSEL, INC.


                                   By: /s/ John H. Beers
                                       ----------------------------------------
                                   Name:    John H. Beers
                                   Title:   Vice President and Clerk


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                                   PHOENIX INSTITUTIONAL MUTUAL FUNDS

                                   By: /s/ Francis G. Waltman
                                       -------------------------------
                                   Name:    Francis G. Waltman
                                   Title:   Senior Vice President



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                                   SCHEDULE A

                   SERIES                             INVESTMENT ADVISORY FEE
                   ------                             -----------------------

                                                   1st Billion      $1 + Billion
Phoenix Institutional Bond Fund                       0.45%             0.40%

Phoenix Low Duration Core Plus Bond Fund                 0.45% (flat rate)



The parties to this Agreement hereby acknowledge the following fund name changes: Phoenix Institutional Bond Fund f/k/a Phoenix Duff & Phelps Managed Bond Portfolio and Phoenix Low Duration Core Plus Bond Fund f/k/a Phoenix Institutional Multi-Sector Short Term Bond Fund.


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